EXHIBIT 10.4
                                 EAST PENN BANK
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
                                       FOR
                                 BRENT L. PETERS

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                                 EAST PENN BANK
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
                                       FOR
                                 BRENT L. PETERS

      THIS AGREEMENT is made and entered into this 31st day of May, 2001, by and between EAST PENN BANK, a Pennsylvania banking institution having a place of business at 731 Chestnut Street, Emmaus, Pennsylvania 18049 ("Bank"), and BRENT
L. PETERS ("Executive"), an individual residing at 3837 East View Drive, Orefield, Pennsylvania 18069. This Agreement shall append the Split Dollar Endorsement entered into on __________________, ______, or as subsequently amended, by and between the aforementioned parties.

                                  INTRODUCTION

      To encourage Executive to remain an employee of Bank, Bank is willing to provide to Executive with supplemental retirement benefits or to divide the death proceeds of two life insurance policies on Executive's life. Bank will pay the benefits and the life insurance premiums from its general assets.

                                    Article 1
                               General Definitions

      The following terms shall have the meanings specified:

      1.1 "Affiliate" means any company that controls, is controlled by, or is under common control with Bank. For this Agreement, company includes any bank, corporation, general or limited partnership, limited liability companies, association or similar organization, business trust, or any other trust.

      1.2 "Change in Control" means any of the following:

            (A) (A) a merger, consolidation or division involving Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Bank, or (C) a purchase by Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board of Directors of Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Bank; or



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            (B)   any "person" (as such term is used in Sections 13(d) and 14(d)
                  of the Securities Exchange Act of 1934 (the "Exchange Act")), other than Bank or any "person" who on the date hereof is a director or officer of Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bank representing twenty-five (25%) percent or more of the combined voting power of Bank's then outstanding securities, or

            (C) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

            (D) any other change in control of Bank similar in effect to any of the foregoing.

      Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

      1.3 "Disability" means Executive suffering a physical or mental impairment, which, in the judgment of a physician satisfactory to Bank, prevents Executive from performing all of the essential job functions of Executive's position on a full time basis with or without reasonable accommodation and without posing a direct threat to himself or others, for a period of one hundred eighty days. As a condition to any benefits, Bank may require Executive to submit to such physical or mental evaluations and tests as Bank's Board of Directors deems appropriate.

      1.4 "Bank" or "Corporation" means East Penn Bank

      1.5 "Insured" means Executive.

      1.6 "Insurer" means The MONY Group and ING Southland.

      1.7 "Policy" means The MONY Group insurance policy no. B25014666 and ING Southland insurance policy no. 06 009 3702.



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      1.8 "Net Death Proceeds" means the death proceeds of the Policy, in the aggregate amount as provided in the attached endorsements.

      1.9 "Normal Retirement Age" means 62 years old.

      1.10 "Code" means the Internal Revenue Code of 1986, as amended.

      1.11 "Employment Agreement" means the Employment Agreement entered into between Bank and Insured, dated April 12, 2001.

                                    Article 2
                                Lifetime Benefits

      2.1 Normal Retirement Benefit. If Executive terminates employment on or after the Normal Retirement Age for reasons other than death, Bank shall pay to Executive the benefit described in this Section 2.1

      2.1.1 Amount of Benefit. The benefit under this Section 2.1 is $60,000 per year.

      2.1.2 Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following the Executive's birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

      2.2 Early Termination Benefit. If Executive's employment is terminated before the Normal Retirement Age absent a change of control and for reasons of Executive's voluntary termination of employment, non-renewal of the Employment Agreement, Disability, or if Bank terminates Executive's employment for reasons other than for Cause, Bank shall pay to Executive the benefit described in this
Section 2.2.

      2.2.1 Amount of Benefit. The Executive's benefit under this Section 2.2 is the amount accrued for the benefit set forth in Section 2.1, as calculated in accordance with GAAP and reflected in the accounting records of Bank, on the date of termination of Executive's employment.

      2.2.2 Payment of Benefit. Bank shall pay, pro rata, the benefit to Executive on the first day of the month following Executive's birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

      2.3 Change of Control Benefit. If Executive is actively employed by Bank at the time of a Change of Control, Section 10.4 shall not apply and Bank shall pay to Executive the benefit described in this Section 2.1.

      2.3.1 Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following Executive's birthday, commencing with the month following the month in



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which Executive reaches Normal Retirement Age and continuing for 15 years.

      2.4 Exclusive Benefits. Any Lifetime Benefits paid under this Agreement are exclusive; if Lifetime Benefits are paid, no Death Benefits will be paid under this Agreement or the appended Endorsements.

                                    Article 3
                                 Death Benefits

      3.1 Death Before Normal Retirement Age. If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, Executive's beneficiary shall receive from the Insurer the benefit described in this Section 3.1.

      3.1.1 Amount of Benefit. The benefit under Section 3.1 is a death benefit in the amount as reflected in Schedule 3.1.1. The benefit paid is determined by the Plan Year in which Executive dies. For example, if Executive dies in Plan Year 1, the benefit is $209,915. Plan Year 1 commences on the date this Agreement is executed and ends one year later. Plan Year 2 commences at the end of Plan Year 1 and ends one year later. Each subsequent Plan Year runs similarly. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

      3.1.2 Payment of Benefit. The benefit shall be paid to the beneficiary by Insurer, as provided in the Policy.

      3.2 Death After Normal Retirement Age, But Before Receipt of Lifetime Benefits. If Executive dies after reaching the Normal Retirement Age, but before receiving any Lifetime Benefit payments under this Agreement, the death benefit identified in Section 3.1 shall be paid in accordance with Section 3.1.2. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

      3.3 Death Following Normal Retirement Age, But After Receipt of Lifetime Benefits. In the event Executive dies after Normal Retirement Age and after the Executive has begun to receive any Lifetime Benefits from the Bank, the Bank shall continue to pay those benefits, as provided in Article 2, and the Executive, Executive's estate or beneficiaries shall have no right to receive a death benefit and the rights under the endorsements are terminated.

      3.4 Death After Change of Control. If Executive dies following a Change of Control, but prior to the commencement of the Lifetime Benefit payments, provided Executive was actively employed at the time of the Change of Control, Executive's beneficiary shall be paid the death benefit described in Section 3.1 in accordance with Section 3.1.2. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

      3.4.1 Payment of Benefit. The benefit shall be paid to the beneficiary by Insurer in accordance with Section 3.1.2.



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      3.5 Endorsement. All death benefits paid under this Agreement shall be in accordance with and as designated by the appended endorsements.

                                    Article 4
                           Policy Ownership/Interests

      4.1 Bank Ownership. Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. Bank shall be the beneficiary of the death proceeds of the Policy remaining after Executive's interest is determined according to Section 4.2 below.

      4.2 Executive's Interest. Subject to the provisions of Article 10, Executive shall have the right to designate the beneficiary of the Net Death Proceeds. Executive shall also have the right to elect and change settlement options that may be permitted.

      4.3 Comparable Coverage. Upon execution of this Agreement, Bank shall maintain the Policy in full force and effect and in no event shall Bank amend, terminate or otherwise abrogate Executive's interest in the Policy, unless Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of Bank's creditors.

      4.4 Option to Purchase. Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving Executive or Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not apply if the Agreement has terminated pursuant to Article 9.

                                    Article 5
                                    Premiums

      5.1 Premium Payment. Bank shall pay any premiums due on the Policy.

      5.2 Imputed Income. Bank shall impute income to Executive in an amount equal to the current term rate for Executive's age multiplied by the aggregate death benefit payable to Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                    Article 6
                                   Assignment

      Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event Executive transfers all of Executive's interest in the Policy, then all of Executive's interest in the Policy and in the Agreement shall be vested in Executive's transferee, who shall be substituted as a party hereunder and Executive shall have no further interest in the Policy or in this Agreement.



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                                    Article 7
                                     Insurer

      The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    Article 8
                                Claims Procedure

      8.1 Claims Procedure. Bank shall notify any person or entity that makes a claim under this Agreement (the "Claimant') in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If Bank determines that there are special circumstances requiring additional time to make a decision, Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

      8.2 Review Procedure. If the Claimant is determined by Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by Bank by filing a petition for review with Bank within 60 days after receipt of the notice issued by Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by Bank of the petition, Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, referencing the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of Bank, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

      This Agreement may be amended or terminated only by a written agreement signed by



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Bank and Executive, except as provided in Article 10.

                                   Article 10
                               General Limitations

      10.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition or shall be forfeited to the extent the benefit would be a prohibited golden parachute payment pursuant to 12 C.F.R. ss.359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. ss.359.4. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

      10.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if Bank terminates Executive's employment for:

            (A) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

            (B) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Bank with respect to its operations, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

            (C) Executive's willful failure to substantially perform Executive's duties for Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

            (D) Executive's intentional violation of the provisions of this Agreement, after written notice from Bank and a failure to cure such violation within sixty



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                  (60) days of said written notice;

            (E)   dishonesty of Executive in the performance of his duties;

            (F) gross misconduct on the part of Executive as determined by an affirmative vote of eighty percent (80%) of the disinterested members of the Board of Directors which brings public discredit to Bank;

            (G) Executive's breach of fiduciary duty involving personal profit; or

            (H) Executive's willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, unless Executive's conduct that lead to the violation was authorized by or occurred at the instruction of Bank's Board of Directors.

      10.3 Removal. Notwithstanding any provision of this Agreement to the contrary, Bank shall not pay any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

      10.4 Competition After Termination of Employment. Executive shall forfeit his right to any further benefits if Executive, without the prior written consent of Bank, violates the following described restrictive covenants.

            10.4.1 Covenant Not to Compete. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bank and accordingly agrees that, during, for and after the term of his employment with Bank and until Executive reaches the age of sixty-five (65), Executive shall not, except as otherwise permitted in writing by Bank:

                    (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank is engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any area in which, at any time during the Employment Period or at the date of termination of Executive's employment, is within twenty (20) miles of any branch location, office or other facility of Bank, unless Executive



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                          exclusively performs all such activity outside of said
                          twenty (20) mile area (the "Non-Competition Area"); or

                    (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank is engaged during the Employment Period, in the Non-Competition Area; or

                    (iii) if employed in a capacity provided in (i) and (ii),
                          solicit current customers, during the term of this Agreement, of Bank in the Non-Competition Area; or

                    (iv) solicit employees of Bank who are employed during the term of this Agreement.

            10.4.2 Judicial Remedies. In the event of a breach or threatened breach by Executive of any provision of these restrictions, Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon Bank or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect Bank or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of this Agreement, Executive consents to Bank's or any of its subsidiaries or Affiliates' entitlement to such preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing Bank's or any of its subsidiaries or Affiliates' rights hereunder and preventing Executive from further breaching any of his obligations set forth herein. Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that Bank or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting Bank or any of its subsidiaries or Affiliates from pursuing any other remedies available to Bank or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from Executive. Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 10.4.1 are reasonable, in terms of scope, duration, geographic area, and otherwise,
                    (ii) the protections afforded Bank or any of its subsidiaries or Affiliates in Section 10.4.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 10.4.1 will not be materially adverse to Executive's employment with Bank, and
                    (iv) his agreement to observe such restrictions



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                    forms a material part of the consideration for this
                    Agreement.

            10.4.3 Overbreadth of Restrictive Covenant. It is expressly understood and agreedthat, although Executive and Bank consider the restrictions contained in Section 10.4.1 hereof reasonable for the purpose of preserving for Bank its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in
                    Section 10.4.1 hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 10.4.1 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

            10.4.4 Change of Control. This Section 10.4 shall not apply if there is a Change of Control.

      10.5 Suicide or Misstatement. If Executive commits suicide within two (2) years after the date of this Agreement, or if the Insurer denies coverage for material misstatements of fact made by Executive on any application for life insurance purchased by Bank, or any other reason, provided however that Bank shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.

                                   Article 11
                                  Miscellaneous

      11.1 Binding Effect. This Agreement shall bind Executive and Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

      11.2 No Guarantee of Employment. This Agreement is not an employment policy or contract and does not affect nor is affected by the Employment Agreement executed by Executive and Bank on or about April 12, 2001 or any other employment agreement that Executive and Bank have executed or may execute in the future, except as specifically stated in this Agreement. It does not give Executive the right to remain an employee of Bank, nor does it interfere with Bank's right to discharge Executive. It also does not require Executive to remain an employee nor interfere with Executive's right to terminate employment at any time.

      11.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

      11.4 Successors. Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such



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succeeding or continuing company, firm or person agrees to assume and discharge the obligations of Bank.

      11.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Supplemental Executive Retirement Plan Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

      11.6 Recovery of Estate Taxes. If Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than Executive's estate, then Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition Bank for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

      11.7 Entire Agreement. This Agreement constitutes the entire agreement between Bank and Executive as to the subject matter hereof. No rights are granted to Executive by virtue of this Agreement other than those specifically set forth herein.

      11.8 Administration. Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

            (a)   Interpreting the provisions of the Agreement;

            (b) Establishing and revising the method of accounting for the Agreement;

            (c)   Maintaining a record of benefit payments; and

            (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

      11.9 Named Fiduciary. Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, Executive and a duly authorized Bank officer have signed this



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Agreement.

ATTEST:                               EAST PENN BANK ("BANK")

____________________________       By __________________________________________
Dale A. Dries, Secretary              Forrest A. Rohrbach, Chairman of the Board


WITNESS:

____________________________          __________________________________________
                                      Brent L. Peters ("Executive")
:130359



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                            SPLIT DOLLAR POLICY FOR

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Policy No. _________________                            Insured: Brent L. Peters

Supplementing and amending the application for insurance to____________________ ("Insurer") on _______________, the applicant requests and directs that:

                                 BENEFICIARIES

      1. EAST PENN BANK, a Pennsylvania Banking institution located in Emmaus, Pennsylvania ("Bank") shall be the direct beneficiary of death proceeds of the Policy remaining after the Insured's interest is determined according to paragraph (2) below.

      2. The Insured shall have the right to designate the beneficiary of Brent L. Peters the death proceeds in the amounts for representative years enumerated on Schedule 3.1.1 attached hereto and incorporated by reference.

                                    OWNERSHIP

      3. The Owner of the policy shall be Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured's transferee in paragraph (4) of this endorsement.

      4. The Insured or the Insured's transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

      5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured's transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured does not comply with the General Limitations specified in Article 10 of East Penn Bank Supplemental Executive Retirement Plan Agreement for Brent L. Peters, unless agreed to in writing by Bank and the Insured.

               MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

                                OWNER'S AUTHORITY

The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee's rights shall be subject to this Endorsement.

The Owner accepts and agrees to this split dollar endorsement.

Signed at __________________, Pennsylvania, this _______ day of _________, 2001.

EAST PENN BANK


___________________________________________
Forrest A. Rohrbach, Chairman of the Board

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates _______________________________________ as primary beneficiary and _____________________________________________________ as
secondary beneficiary of the portion of the proceeds described in (1) above.

Signed at __________________, Pennsylvania, this _______ day of _________, 2001.

THE INSURED:


___________________________________________
Brent L. Peters